Exhibit 10.8

575 Florida St. Suite# 150 San Francisco, CA 94110, United States +1-415-356-3400 | spire.com

May 24, 2019

Peter Platzer

Dear Peter,

Spire Global, Inc. (the “Company”) is pleased to continue your employment with the Company on the terms set forth herein in this letter (“Agreement”). This Agreement memorializes the terms of your ongoing relationship with the Company and supersedes any other employment offer letter between you and the Company, except for the Foreign Assignment Letter signed by you on December 12, 2017 and is attached hereto as Exhibit A (the “Foreign Assignment Letter”).

1. Position. Your title will be Chief Executive Officer and you will report to the Company’s Board of Directors (the “Board”). This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that could create a conflict of interest with the Company. As the Chief Executive Officer, you shall also continue to serve as chairman of the Board for no additional compensation. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Compensation.

(a) Cash Compensation. The Company will pay you a base salary at the rate of $300,000.00 per year (the “Base Salary”), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion.

(b) Annual Option Grant. In addition to your Base Salary, after the twelve (12) month anniversary of the date of this Agreement, you will be eligible to receive annual stock option grants (the “Annual Stock Option Grants”) issued pursuant to the terms of the Company’s equity compensation plans. Such Annual Stock Option Grants will be in relative proportion to “Top Off” grants made to other employees of the Company, adjusted accordingly for your rank and seniority. The actual amount and terms of any such grants will be determined by the Board (or a committee thereof), in its sole discretion. The Annual Stock Option Grants will be subject to the terms and conditions applicable to options granted under the Company’s 2012 Stock Option and Grant Plan (the “Plan”), as described in the Plan and the applicable stock option agreement.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits plans currently and hereafter maintained by the Company of general applicability to other similarly-situated employees of the Company, subject to the eligibility requirements of such plans.

575 Florida St. Suite# 150 San Francisco, CA 94110, United States +1-415-356-3400 | spire.com

4. Proprietary Information and Inventions Agreement. You are required to abide by the Proprietary Information and Inventions Agreement that you previously signed with the Company on September 30, 2012. However, as a condition of your continued employment with the Company, you agree to sign the enclosed Proprietary Information and Inventions Agreement that is attached as Exhibit B.

5. Employment Relationship. The parties agree that your employment with the Company shall be on an at-will basis at all times. Either the Company or you may terminate this Agreement and the employment relationship for any reason or no reason at all, and with or without cause. However, if your employment relationship is terminated by the Company without Cause, or by you for Good Reason (both as defined below), the Company shall pay you as severance as commencing on the date that the business relationship is severed, consisting of: (i) nine months of your then-current Base Salary payable in accordance with the Company’s standard payroll schedule for the nine month period following such severance date (subject to applicable deductions and withholdings), (ii) nine months of COBRA premiums (based on your level of coverage for you and your dependents (if applicable)), in the event you elect such COBRA coverage (such payments to cease if you obtain alternative health insurance coverage), (iii) all of your outstanding equity awards will accelerate and immediately become fully vested, and (iv) the period to exercise any award will become the Expiration Date of such award. The foregoing payments are subject to you having delivered to the Company an executed copy of a release of claims in form and substance acceptable to the Company, and such release having become effective and irrevocable as of the date of execution. The Company may, in its sole discretion, elect to relieve you of some or all of your duties during all or some of this period and to disable your access to the Company’s facilities, systems, and equipment. If the Company terminates the employment relationship with Cause, the Company may terminate the employment relationship immediately and without notice and may terminate the Foreign Assignment Letter (at which point no further amounts or benefits shall be due thereunder). Except as otherwise provided in this Section, nothing in this Agreement or in any oral or written statement shall limit the at-will basis of the parties’ employment relationship or limit either party’s right to terminate the employment at-will. The parties further agree that this provision and the at-will nature of the employment relationship between the Company and you may only be modified, changed, or amended in a writing signed by the Company’s General Counsel expressly stating that your at-will employment relationship is changed. For purposes of this Agreement, “Cause” shall mean: (i) an unauthorized use or disclosure by you of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a material failure by you to comply with the Company’s written policies or rules after receiving written notification of such failure and if curable, provision of a reasonable cure period of no less than 30 days following the receipt of such notice; (iii) your conviction of, or plea of “guilty” or “no contest” to, a felony, or your commission of any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belong to, the Company or its affiliates; (iv) your gross misconduct which results in material harm to the Company; (v) a continuing failure by you to perform your reasonably assigned duties after receiving written notification of such failure and provision of a reasonable cure period of no less than 30 days following the receipt of such notice; or (vi) a failure by you to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. “Good Reason” shall mean: (i) a material reduction of your duties, position or responsibilities; provided, however, that a reduction in duties, position or

575 Florida St. Suite# 150 San Francisco, CA 94110, United States +1-415-356-3400 | spire.com

responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “Good Reason”; (ii) a material reduction in your Base Salary (except where there is a reduction applicable to the management team generally); provided, however, that a temporary reduction in your Base Salary of ten percent (10%) or less in any one year will not be deemed a material reduction; or (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than fifty (25) miles from your current location will not be considered a material change in geographic location; and, provided, further that a relocation in accordance with the terms of the Foreign Assignment Letter (including, without limitation, your relocation at the end of the term thereof) shall not be consideration a material change in geographic location. Your resignation will not be deemed to be for Good Reason unless you have first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.

6. Tax Matters.

(a) Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

(c) Section 409A. The Company intends that the payments and benefits herein shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this letter agreement shall be construed for all purposes in a manner consistent with such intent. To the extent any payments or benefits provided herein are determined to be subject to Section 409A, such payments or benefits will be made in a manner that complies with Section 409A, including any necessary delays in payment. For purposes of this letter, your termination date means the date on which you experience a “Separation from Service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations.

(d) Section 280G. If upon a Sale Event, the Company determines that you are a “disqualified individual” as defined under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), we will require full disclosure of all payments and benefits under this letter agreement to the Company’s stockholders, who must also be asked to approve all “parachute payments” as defined under Section 280G. Should the Company’s stockholders not approve these payments and benefits in accordance with Section 280G, then such payments and benefits will be reduced to the extent necessary so that such retention incentives do not constitute “parachute payments” under Section 280G.

575 Florida St. Suite# 150 San Francisco, CA 94110, United States +1-415-356-3400 | spire.com

7. Interpretation, Amendment and Enforcement. Except for any arbitration agreement that you may enter into or may have entered into in connection with your employment, this Agreement, and Exhibits A-B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. By signing below, the parties agree and acknowledge that you will not receive duplicative compensation and/or benefits under this Agreement and the Foreign Assignment Letter. This Agreement and the Foreign Assignment Letter provide for one unified set of terms during the period of time you are on foreign assignment pursuant to the Foreign Assignment Letter. For example, during the period of time that you are on foreign assignment pursuant to the Foreign Assignment Letter, you will receive only your Base Salary and not separate salary payments under both contracts. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. Unless you have entered into or subsequently enter into any arbitration agreement in connection with your employment, you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco County, California, in connection with any Dispute or any claim related to any Dispute.

9. Execution. This letter agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. If a party signs the signature page and faxes (or scans and emails) the signature page to the other party or signs this letter agreement by electronic signature, then such signature page shall be deemed an original signature page to this letter agreement and shall constitute the execution and delivery of this letter agreement by the sending party.

10. Miscellaneous. To the extent required pursuant to the acceleration of vesting provisions contained in Sections 4 and 6 of this Agreement, all of your outstanding equity grants will be amended as necessary to carry out the intent of the parties pursuant to this Agreement.

* * * * *

575 Florida St. Suite# 150 San Francisco, CA 94110, United States +1-415-356-3400 | spire.com

Please indicate your agreement with these terms by signing and dating this letter agreement and returning them to me. These terms, if not accepted, will expire at the close of business in 7 days.

If you have any questions, please call me at 415-356-3400.

Very truly yours,

SPIRE GLOBAL, INC.

By:	Ananda Martin

Signature:	/s/ Ananda Martin

Title:	General Counsel

I have read and accept this employment offer:

Peter Platzer	/s/ Peter Platzer
Signature of Employee

May 24, 2019
Date

Attachment

Exhibit A: Foreign Assignment Letter

Exhibit B: Proprietary Information and Inventions Agreement

575 Florida St. Suite# 150 San Francisco, CA 94110, United States +1-415-356-3400 | spire.com

EXHIBIT A

FOREIGN ASSIGNMENT LETTER

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT